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THIS AGREEMENT for Professional Services is by and between Surna, Inc. a Nevada Corporation, its subsidiaries and affiliates (hereinafter referred to as “Surna”) and CWNevada, LLC with an address of 611 S. 6th St., Las Vegas, NV 89101 (hereinafter referred to as “Client”) becomes effective on the date last written below;

WITNESSETH:

WHEREAS, Surna is specially trained, experienced, and competent to perform the special services that will be required by this agreement; and WHEREAS, Surna is willing to render such professional services, as hereinafter defined, on the following terms and conditions.

NOW THEREFORE, Surna and the Client agree as follows:

1.	Scope of Service. Surna’s services are for the location located at 3132 Highland Drive, Nevada, Las Vegas as described on Surna, Inc. Estimate 1368 (respectively referred to as “Estimate” and “Exhibit A”) and any additional documents attached hereto, and incorporated by reference herein (collectively referred to as the “Agreement”).

2.	Compensation. Client hereby agrees to pay Surna in the following manner. Absent alternative agreement, initial down payment of no less than Fifty percent (50%) payment of the amount owing pursuant to the Agreement is due one month prior to installation or when agreed in the alternative (whichever is later). Three days after commencement, an additional Twenty Five percent (25%) is due with the remaining 25% due 21 days following completion of the installation. All payments can be made in the form of certified funds or wire transfer. If cancellation occurs anytime between down payment and the installation date, Surna retains 50% of the down payment balance as recovery for loss. Travel and incidental expenses may be billed to Client as well as fees for unforeseen circumstance.

3.	Independent Contractor Status. It is expressly understood and agreed by both parties that Surna will either be registered as a Contractor in Nevada by the time installation occurs or work under a licensed Contractor to perform the services herein. While engaged in carrying out and complying with any of the terms and conditions of this agreement, Surna is an independent contractor and not an employee of the Client. Surna expressly warrants to not represent, at any time or in any manner, that Surna is an employee of the Client. If any additional costs or fees arise as associated to paying fees to a lead contractor or to license as a contractor, Surna agrees to pay such fees.

4.	Offset Cooling Agreement. Surna hereby agrees that the installed Surna products, which includes a water chilled cooling system, is being installed, and the price has been bid, for the purpose of maintaining an ambient temperature of 78 degrees in the cultivation facility(ies) where plants are grown (“Rooms”). The bid contemplates minimal insulation requirements of R16 in the Rooms and not other parts of the facility where plants are not grown. If the Rooms have R16 insulation or higher, Surna hereby agrees that, in the event that the ambient temperature in the Rooms stays above 78 degrees in a closed environment for a period of longer than 2 hours, the equipment shall be deemed under-powered. In such case, Surna agrees to provide and install additional cooling capacity in the Rooms at no cost to Client and in a commercially reasonable time that takes into account production time and the availability of installation crews until a 78 degree temperature is achieved. Surna understands that time is of the essence in this regard and agrees to provide said service, if needed, as soon as commercially practicable. Surna shall not be liable for heating issues caused by deficiency in Rooms workmanship, defective products that weren’t provided by Surna, negligence on the part of Client or other unforeseen, reasonable circumstances, such as doors being left open or catastrophic events. The 78 degree number is subject to reasonable fluctuations reasonable to the industry (typically 5 degrees above or below 78 degrees but up to as high as 86 degrees) and is not intended to be a 100% accurate number but merely a guidepost.

5.	Billing and Duties of Client. Except when specifically authorized by Client, Surna shall not bill Client for services other than those quoted on the referenced Agreement unless client fails to comply with any of the following duties:

a.	Client agrees to provide open access to the facility for a minimum of 12 hours per day with no set minimum of days per week allowed unless pre-agreed between the parties.

b.	Client agrees to have all electrical installed and up to code prior to Surna arrival. If electrical is not available upon arrival, Client agrees to have an electrician on-site with the ability to have electrical ready without interfering with installation.

Contract for Services - Surna, Inc.	Client initial _____ Surna, Inc. initial _____

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c.	Client agrees that they will not install lights prior to Surna’s installation unless otherwise agreed.

d.	Client agrees to provide a garden overheat shutoff control for lighting.

e.	Client agrees to provide complete and accurate plans prior to installation.

f.	Client agrees to provide an access point for a scissor lift, inclusive of ramps, measuring 80x32x72.

g.	Client agrees to provide Reverse Osmosis water for use in the cooling system unless otherwise agreed. Surna will provide appropriate type and volume of propylene glycol.

h.	Client agrees to provide parking for a 30 foot trailer.

i.	Client agrees to use best efforts to reasonably disclose to Surna any and all conditions or reasons that Surna could or would expect delays in their ability to perform the duties described herein and by reference.

Because failing to comply with any of the above duties can cause material changes to Surna’s work order and bid price, if Client fails to provide any of the above, Client will be billed a dead-time charge of $1,000.00 per scheduled day per installer or $250.00 per installer-hour lost per day, whichever is less, for any delays in starting the job as scheduled or delays incurred during the performance thereof. Further, Surna’s bid price is based on having access to hardware, plumbing and food and lodging within 3o minutes of the job site. Additional charges may be incurred for delays in time caused by Clients failure to inform Surna of conditions or reasons for delay that should have been anticipated (using a reasonable person standard) and disclosed by Client. If, for any reason that is not the fault of Surna, the project is delayed in such a manner that the Surna installation team is required to leave and return to the job site at a later date, Client will be billed for the cost of travel to return or change travel plans (including food, travel, lodging and other associated costs), plus a rate of $500 per installer per newly scheduled day.

6.	Advice and Status Reporting. Surna shall provide the Client with timely advice of all material developments arising during performance of its services hereunder orally or in writing, as Surna considers commercially reasonable.

7.	Designation of Primary Provider of Services. The primary provider of the services called for by this agreement shall be Surna.

8.	Assignment and Subcontracting. It is recognized by the parties hereto that a substantial inducement to Client for entering into this agreement was, and is, the professional reputation and competence of Surna.

9.	Insurance. On or before beginning any of the services or work called for by any term of this Agreement, Surna, at its own cost and expense, shall carry, for the duration of the agreement, insurance appropriate for the work to be performed.

10.	Indemnification-Surna’s Responsibility. It is understood and agreed that Surna has the professional skills and knowledge necessary to perform the work agreed to be performed under this agreement and that Client relies upon the professional skills of Surna to do and perform Surna’s work in a skillful and professional manner, and Surna thus agrees to so perform the work or directly oversee those who do.

11.	Performance. It is understood and agreed that Surna is apprised of the scope of the work to be performed under this agreement based upon plans provided by the client or a site visit by a Surna representative and Surna agrees that the work can and shall be performed in a fully competent manner. Surna agrees to cure defects caused by its own negligence or improper installation. Parts and supplies utilized in installation that are not manufactured by Seller (3rd Party Supplies) (Exhibit B) will be replaced under the warranty if failure occurs. However, resulting damages from unanticipated failure of 3rd Party Supplies are beyond Surna’s control and therefore Surna shall not be liable for damages resulting from the failure thereof.

12.	Mutual Indemnity. Surna and Client shall mutually indemnify, defend, and hold each other, its officers, employees, agents, and volunteers harmless from and against any and all liability, claims, suits, actions, damages, and causes of action arising during the term of this agreement out of any personal injury, bodily injury, loss of life, or damage to property, or any violation of any federal, state, or municipal law or ordinance, or other cause in connection with the negligent or intentional acts or omissions of the other, its employees, subcontractors, or agents, or on account of the performance or character of this work, except for any such claim arising solely out of the active negligence, sole negligence, or willful misconduct of the other, its officers, employees, agents, or volunteers.

13.	Licenses. If a license of any kind (other than those required of a subcontractor or contractor to register their services with the state), which term is intended to include evidence of registration, is required of Surna, its employees, agents, or subcontractors by federal or state law, Client warrants that such license will be obtained for Surna, in valid and in good standing, and that any applicable bond will have been posted in accordance with all applicable laws and regulations. Surna agrees to assist in this process where commercially reasonable and further states that Surna understands it must pay the costs associated to licensure as a contractor or sub-contractor. Permit fees are not included in the bid price and will be added as an additional cost after installation is complete.

Contract for Services - Surna, Inc.	Client initial _____ Surna, Inc. initial _____

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14.	Nondiscriminatory Employment Practices. In the performance of this agreement, Surna agrees to comply with the requirements of Nondiscriminatory Employment Practices.

15.	Termination. In the event of termination, Surna shall be entitled to compensation for services performed or subject to the terms and conditions contained herein.

16.	Notices. Notices required by this agreement shall be personally delivered or mailed, postage prepaid, as follows:

To Surna:	Surna, Inc. – General Counsel
1780 55th St., Unit C
Boulder, CO 80301

To the Client:	CWNevada, LLC
611 S. 6th Street
Las Vegas, NV 89101

Each party shall provide the other party with telephone and written notice of any change in address as soon as practicable. Notices given by personal delivery shall be effective immediately. Notices given by mail shall be deemed to have been delivered forty-eight hours after having been deposited in United States or International certified mail.

17.	Security Interest. Surna is hereby granted a security interest on any and all installed fixtures and materials until payment for services has been received in full.

18.	Warranty of Workmanship. Surna warrants workmanship for one year from the date of installation. Client has the option to purchase extended warranties.

19.	Amendments. This agreement is not subject to modification or amendment, except by a writing executed by both Surna and Client, which writing shall expressly state that it is intended by the parties to amend the terms and conditions of this agreement.

20.	Waiver. The waiver by either party of a breach by the other of any provision of this agreement shall not constitute a continuing waiver or a waiver of any subsequent breach of either the same or a different provision of this agreement.

21.	Severability. Should any part of this agreement be declared by a final decision by a court or tribunal of competent jurisdiction to be unconstitutional, invalid, or beyond the authority of either party to enter into or carry out, such decision shall not affect the validity of the remainder of this agreement, which shall continue in full force and effect, provided that the remainder of this agreement, absent the unexcised portion, can be reasonably interpreted to give effect to the intentions of the parties.

22.	Controlling Law. This agreement and all matters relating to it shall be governed by the laws of the State of Nevada.

23.	Time is not of the Essence. Surna agrees to diligently prosecute the services to be provided under this agreement to completion and in accordance with any schedules specified herein. However, in the performance of this agreement, time is not of the essence even though both parties agree to expeditiously complete the performance of their duties to resolve the purpose of this agreement.

24.	Whole Agreement. This agreement contemplates the bid prices and additional documentation attached hereto. Combined, these documents constitute the entire understanding and agreement of the parties. This agreement integrates all of the terms and conditions mentioned herein or incidental hereto and supersedes all negotiations or previous agreements between the parties with respect to all or any part of the subject matter hereof.

25.	Changes in Terms. In executing this agreement, unless agreed in a signed writing executed by both parties, the governing terms and documents shall be those provided from Surna to client for signature. Any changes made thereto including, but not limited to, changes in scope, engineering or other plans, or other terms, without prior written approval of the parties, shall be deemed void.

Contract for Services - Surna, Inc.	Client initial _____ Surna, Inc. initial _____

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26.	Counterparts. This agreement may be executed in counterpart and, when taken as a whole, shall be read and interpreted as one document.

IN WITNESS WHEREOF, Surna has executed this agreement, and the Client, duly authorized to act, has executed this agreement.

SURNA, Inc.,	date: ________	Client:	date: ________

By	By

Its	Its

Contract for Services - Surna, Inc.	Client initial _____ Surna, Inc. initial _____

Terms and Conditions for 3132 Highland Drive, Nevada, Las Vegas (“3132”):

1. Sale of Goods. The Seller shall sell to the Buyer and the Buyer shall purchase from the Seller the goods set forth on Estimate number 1368 for Surna, Inc. (respectively referred to as “Estimate” and “Exhibit A”). Unless otherwise stated herein, Buyer shall pay all taxes and costs (includes items such as sales taxes, the cost of pulling permits, shipping and other miscellaneous expenses not otherwise anticipated) imposed on, in connection with, or measured by the transaction contemplated by this agreement in addition to the prices set forth herein. It is understood that Buyer has an application for a license to legally cultivate marijuana for the location commonly referred to as 3132 with the County of Clark in the State of Nevada. This agreement shall become null and void if Buyer’s application is denied and therefore licensure for cultivation (as described further in this ¶17(a)) is not rewarded from Clark County, Nevada. If licensure is approved and later revoked this contract remains valid for phase 1 of construction as defined by the manufactured goods being purchased for the address designated on the agreement.

2. Invoices; Payment. Unless otherwise agreed or stated herein payment is required by wire transfer or certified funds. A deposit equivalent to fifty percent (50%) of the purchase price is due prior to manufacturing start date. Buyer has five (5) business days from placing the order to cancel the order and receive a refund of their deposit, less 10% to cover administrative costs. After five (5) business days, any cancellation will result in forfeiture of the deposit. The remaining balance is due upon shipment unless paid earlier. Any deliveries shipped COD require payment by cashier’s check or other certified funds~~.~~

3. Delivery; Title; and Risk of Loss. Unless otherwise stated herein, the Seller shall deliver the Goods FOB to the Seller’s facility as expeditiously as possible and title to and risk of loss of the Goods will pass to the Buyer after delivery and Scope of Work performed by the Seller are complete. Any stated delivery dates are approximate. The Seller will not be liable for any losses, damages, penalties, or expenses for failure to meet any reasonable delivery date unless damages accrue to any of the goods during the installation process through any negligent conduct by the Seller.

4. Breach of Warranty; Due Diligence. The Goods are sold under warranty. The Seller hereby affords the Buyer the opportunity for full and complete investigations, examinations, and inspections upon receipt. However, Seller disclaims all warranties of quality, whether express or implied, including the warranties of merchantability and fitness for particular purpose if equipment failure occurs as caused by: a) issues when Seller does not install or maintain the purchased products or pre-approve an installer or maintenance provider for the products; or (b) Buyer not following posted instructions for care, set-up and installation posted on Seller’s website (found at surna.com) and provided in shipping materials; or (c) Buyer not installing an overheat shutoff for facility lighting that shuts lights off when temperatures exceed 86 degrees; or (d) overheat shutoff failures; or (e) Buyer committing an act of negligence.

5. Unanticipated Failure. Seller and Buyer agree that the potential for unanticipated failure exists with any manufactured goods. In mutual efforts to reasonably attempt to prevent or quickly cure unanticipated failures, Buyer agrees that it will: a) install and maintain all electrical up to code; and (b) to notify Seller within one hour, or within a commercially reasonable time, of any overheat shutoffs that occur or of any observed or perceived failures of the cooling system; and (c) ensure that all maintenance and installation performed is performed by Surna or an authorized representative thereof.

6. Limitation of Liability and Right to Cure. In no event will the Seller’s liability exceed $250,000.00 or replacement of the specific Goods provided by the Seller giving rise to any claim or cause of action. Parts and supplies utilized in installation that are not manufactured by Seller (3rd Party Supplies) will be replaced under the warranty if failure occurs. Seller and Buyer agree Buyer is obligated to provide notice to seller of any defect or failure and that upon notification, Seller shall have the right to and shall immediately cure any defect in the warrantied manufactured goods and, if cured, Buyer excuses Sellers liability for any indirect, special, consequential, or punitive damages (including lost profits) arising out of or relating to this agreement or the transactions it contemplates and irrespective of whether the Seller has been advised of the possibility of any such damage. Nothing in this provision is meant to exclude valid claims based in breach of contract, tort or negligence and is simply intended to allow for Surna to cure any deficiencies with their manufactured or installed goods.

7. Limitation of Actions. No action arising out of or relating to this agreement or the transactions it contemplates may be commenced against the Seller more than 12 months after the basis for such claim could reasonably have been discovered.

8. Governing Law and Designation of Forum. (a) The laws of the State of Nevada (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this agreement and the transactions it contemplates, including, without limitation, its interpretation, construction, validity, performance (including the details of performance), and enforcement. (b) A party bringing a legal action or proceeding against the other party arising out of or relating to this agreement or the transactions it contemplates must bring the legal action or proceeding in any court of the State of Nevada sitting in Clark, County. Each party to this agreement consents to the exclusive jurisdiction of the courts of the State of Nevada sitting in Clark County and its appellate courts, for the purpose of all legal actions and proceedings arising out of or relating to this agreement or the transactions it contemplates.

9. Force Majeure. The Seller will not be liable for delays in performance or for non-performance due to unforeseen circumstances or causes beyond the Seller’s reasonable control.

10. Assignment; Delegation. If Buyer assigns prior to completion of payment, all payments shall accelerate to the date of assignment and become immediately due to Seller unless otherwise agreed in a signed writing.

1	Terms and Conditions, Surna, Inc.	Surna ____ Buyer ____

11. Recovery of Expenses. In any adversarial proceedings between the parties arising out of this agreement or the transactions it contemplates, the prevailing party will be entitled to recover from the other party, in addition to any other relief awarded, all expenses that the prevailing party incurs, including legal fees and expenses.

12. Entire Agreement. This agreement constitutes the entire agreement between the parties with respect to the subject matter of this agreement and supersedes all other agreements, whether written or oral, between the parties.

13. Amendments. No amendment to this agreement will be effective unless it is in writing and signed by both parties.

14. Effectiveness; Date. This agreement will become effective when both parties have signed it. The date this agreement is signed by the last party to sign it (as indicated by the date associated with that party’s signature) will be deemed the date of this agreement.

15. Counterparts; Electronic Signatures. This agreement may be signed in one or more counterparts, which together will form a single agreement. This agreement may be signed electronically.

16. Dehumidification. Buyer understands that Seller has made a good faith effort to predict dehumidification requirements, however, buyer also understands and has been made aware of the fact that dehumidification needs are variable from facility to facility and cannot be accurately quantified. Seller is providing dehumidification as part of its system, but does not guarantee that a specific humidity level can be reached. Buyer understands that he or she may need to provide additional supplemental dehumidification on a case by case basis. However, Seller warrants that this estimate contemplates meeting necessary dehumidification functions, and if humidity consistently exceeds 65% in flowering areas, Surna will provide additional dehumidifiers to Buyer at Surna’s manufactured cost. This relates to dehumidification only and issues regarding absence of humidity are solely the responsibility of Buyer.

17. Additional Terms and Conditions:

A.	This agreement is cancellable without penalty only in the event that buyer does not obtain a cultivation license for subject facility. A cultivation license shall be considered obtained whether it is a conditional license or a full license (“License”). Should buyer’s License fail to issue, this agreement becomes void. In the event that the buyer’s license is issued as anticipated at the time of the agreement, client agrees that deposit will be paid per agreement and production will begin within no more than 90 days from license issuance, unless otherwise agreed.

B.	In exchange for the 10% discount indicated on buyer’s estimates, upon satisfactory completion of installation, buyer agrees to the following:

1.	Allow up to 12 visitors to buyer’s facility within a 2 year period. 2 year period commences on the day that facility is complete and goes live with cultivation.

2.	Allow Surna to refer up to 20 potential customers directly to buyers for testimonial of system efficiency and overall experience (by phone or e-mail).

3.	Allow Surna to take photos and video of buyer’s facility, and to use photos and video for promotional purposes, including but not limited to social media accounts, website(s), trade shows, printed brochures, presentations, etc.

4.	Allow Surna to use the name of client’s facility for promotional purposes.

5.	Write a letter of recommendation for Surna’s system for promotional purposes and distribution to potential clients.

C.	Surna’s responsibilities relative to section 17B are as follows:

1.	Surna will provide ample notice (5 days unless otherwise agreed) to buyer prior to sending any visitor. Surna will accompany visitors whenever possible, unless otherwise agreed. Surna will not knowingly refer any potential client who intends to do business in Clark County, NV to client for tour or testimonial.

WHEREFORE, the parties set forth signature as acknowledgment and commitment to the terms and conditions listed herein,

Authorized Signature (Buyer)	Authorized Signature (Surna, Inc)

Title	Date	Title	Date

2	Terms and Conditions, Surna, Inc.	Surna ____ Buyer ____

Surna Inc.
1780 55th St
Suite A
Boulder, CO 80301

# Estimate

| Date | Estimate # |
|---|---|
| 8/1/2014 | 1368 |

| Name / Address |
|---|
| Highland Cultivation Facility<br>3152 Highland Dr<br>Las Vegas, NV |

| Project |
|---|
| |

| Description | Qty | Cost | Total |
|---|---|---|---|
| Preliminary Estimate<br>Grow Facility Located at 3132 Highland Drive, Las Vegas NV | | | |
| Total Wattage: 748,128<br>Estimated Heat Load: 350 Tons | | | |
| 300-3<br>25 Ton Air Cooled Chiller<br>**Includes one back up chiller for redundancy**<br>(See Cut Sheet Attached) | 15 | 18,000.00 | 270,000.00 |
| Cooling Air Handlers, Veg Room<br>CMAH16-00<br>(see Cut Sheet Attached) | 11 | 1,350.00 | 14,850.00 |
| Cooling Air Handlers, Flower 1B<br>CMAH16-00 | 9 | 1,350.00 | 12,150.00 |
| Cooling Air Handlers, Flower 1<br>CMAH16-00 | 20 | 1,350.00 | 27,000.00 |
| Cooling Air Handlers, Flower 2<br>CMAH16-00 | 30 | 1,350.00 | 40,500.00 |
| **Optional**<br>Night Time Dehumidification<br>350 Pints Per Day Per Unit<br>Specific Configuration TBD (Estimate Only) | 15 | 2,000.00 | 30,000.00 |
| Heating Option<br>Hydronic Water Heater and Dedicated Hydronic Air Handlers<br>20 Tons Total<br>Specific Configuration TBD (Estimate Only) | 1 | 18,000.00 | 18,000.00 |
| Reservoir/Pump Bank (Cooling Loop) | 1 | 8,400.00 | 8,400.00 |

**Total**

Phone # 303-997-6050 Fax # 303-955-2544 customerservice@surna.com www.surna.com

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Surna Inc.
1780 55th St
Suite A
Boulder, CO 80301

Estimate

Date	Estimate #
8/1/2014	1368

Name / Address
Highland Cultivation Facility 3152 Highland Dr Las Vegas, NV

Project

Description	Qty	Cost	Total
Mechanical Layout Pipe sizing, head pressure/friction losses, process and instrumentation diagram.	1	1,280.00	1,280.00
Installation Services	1	148,750.00	148,750.00
Includes all parts, labor and travel necessary for complete system installation and performance testing.			
Does not include electrical or stamped drawing/permit.			
10% Referral Discount (Refer to Terms and Conditions)		-57,093.00	-57,093.00
Out-of-state sale, exempt from sales tax		0.00%	0.00

Total	$513,837.00

Phone # 303-997-6050 Fax # 303-955-2544 customerservice@surna.com www.surna.com

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Addendum to 3132

1.	All start dates are subject to modification by CWNevada.

 Signed this 9th day of January, 2015,

/s/ Tom Bollich	/s/ Brian Padgett
CEO – Surna	Principal – CWNevada